Exhibit 99.1

Unigene to Target Partnering and Therapeutic Development Opportunities Following Victory Park Capital Debt Financing and Forbearance

- Victory Park Capital provides relief from designated default provisions through September 21, 2013 -
- $4 million debt financing extends cash runway and enables management to continue momentum of strategic turn-around -
- Management to host webcast and conference call on Thursday, September 27, 2012 at 11:00 a.m. ET -

September 26, 2012 – BOONTON, N.J. -- Unigene Laboratories, Inc. (OTCBB: UGNE), today announced the Company has entered into a Forbearance Agreement and First Amendment to Amended and Restated Financing Agreement with affiliates of Victory Park Capital Advisors, LLC, dated September 21, 2012, whereby Victory Park Capital has loaned the Company $4 million and agreed to forbear from exercising certain rights due to designated events of default through September 21, 2013, subject to the terms and conditions of such agreement.

Ashleigh Palmer, Unigene’s Chief Executive Officer, stated, “While the recent unexpected European Medicines Agency recommendation involving calcitonin and other events have seriously challenged the Company’s turnaround, today’s announcement clearly demonstrates that Victory Park Capital has not lost sight of Unigene’s potential.  In particular, we believe that the Company’s proprietary Peptelligence™ technology, know-how and expertise represents the most clinically advanced and validated oral peptide drug delivery platform in the industry today.”

“Following today's announcement, Unigene now has sufficient cash runway to maintain operations beyond the original VPC note maturity date and capitalize on potential value-building milestones realizable during the extended forbearance period.  We continue to work on 14 feasibility studies that have the potential to convert into one or more revenue-generating licensing agreements. We now have the funds available to complete the toxicology program for UGP281, our lead proprietary anorexigenic peptide for the treatment of obesity, and subsequently prepare and file an Investigational New Drug Application with the FDA next year. This would allow the Company to begin human clinical testing in the event it is able to get additional funding.  Additionally, Unigene is working diligently with Nordic Bioscience to advance UGP302 into human clinical testing as a treatment for Type 2 diabetes, and continues the active pursuit of partnering and funding opportunities for the advanced clinical development and commercialization of its Phase 2 oral PTH analog program.”

Under the terms of the Forbearance Agreement and First Amendment to Amended and Restated Financing Agreement, Unigene has issued to an affiliate of Victory Park Capital Advisors, LLC a one-year senior secured convertible note in the aggregate principal amount of $4 million, which bears interest at a rate per annum equal to the greater of the prime rate plus 5% or 15%.  Of the $4 million, $500,000 has been deposited with Victory Park Capital to cover certain of Victory Park Capital’s fees and expenses, including those fees related to the transaction.  The remaining $3.5 million will be used by Unigene to finance operations.

The agreement allows for the $4 million of new debt to convert into shares of the Company’s common stock based on a conversion rate of $0.05 per share, while the existing debt that had a conversion rate of $0.70 per share has been re-issued and now converts into shares of the Company’s common stock based on a conversion rate of $0.15 per share. As the Company lacks sufficient shares of common stock to deliver all of the conversion shares, the Company is required to obtain stockholder approval to increase the number of authorized shares to allow for the conversion of the debt in full. The agreement amended certain default provisions under the Amended and Restated Financing Agreement to include new events of default, including a default in the event that a required quarterly reconciliation shows a negative variance of 10% or more of actual cash revenue minus actual cash expenses for an applicable quarter versus the applicable quarterly cash flow forecast required to be delivered by the Company (as described more fully in the agreement), failure to maintain a cash balance in a specified account of at least $250,000, and a breach of any agreement or covenant contained in the agreement.

Pursuant to the terms of the Forbearance Agreement and First Amendment to Amended and Restated Financing Agreement, the Company has approved and authorized key employee retention grants and executive team restructuring grants, as well as employee and director retention grants.  The Company has also entered into various ancillary agreements in relation to the transaction.  The summary contained in this press release does not purport to be complete. Further details related to the Forbearance Agreement and First Amendment to Amended and Restated Financing Agreement and ancillary agreements, along with full copies of such agreements, can be found in the Current Report on Form 8-K filed by the Company with the United States Securities and Exchange Commission (SEC) on September 26, 2012.

Conference Call and Webcast

Interested participants and investors may access the conference call on September 27, 2012  at 11 a.m. ET by dialing 800-599-9816 (U.S./Canada) or 617-847-8705 (international); participant code 93577825.  An audio webcast can be accessed by logging on to the Investors and Media section under the Events tab of the Unigene web site, http://www.unigene.com.

A telephonic replay of the call will be available for two weeks beginning at 1 p.m. ET on September 27, 2012.  Access numbers for this replay are 888-286-8010 (U.S./Canada) and 617-801-6888 (international); participant code 66196433. The webcast replay will remain available in the Investors section of the Unigene Laboratories web site for 30 days.

About Unigene Laboratories, Inc.
Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform.  Peptelligence™ encompasses extensive intellectual property covering drug delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence.  Core Peptelligence™ assets include proprietary oral and nasal peptide drug delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including statements relating to: the length of the forbearance period, including the possibility of early termination as a result of a new default; Unigene's potential; whether Unigene now has sufficient cash runway to maintain operations beyond the original VPC note maturity date; whether Unigene can capitalize on potential value-building milestones realizable during the extended forbearance period; whether Unigene is able to convert one or more feasibility studies into a revenue-generating licensing agreement in the near future or at any later date; whether Unigene now has the funding available to complete the toxicology program for UGP281; whether Unigene now has the funding available to complete prepare and file an Investigational New Drug Application for UGP281; whether an IND for UGP will be filed with the FDA next year or at any other time; the Company's ability to begin human clinical testing of UGP281; the Company's ability to get additional funding; the ability of the Company and Nordic Bioscience to advance UGP302 into human clinical testing; the ability of the Company to find partnering or funding opportunities for the advanced clinical development and commercialization of its Phase 2 oral PTH analog program; the use of the remaining $3.5 million loan proceeds by Unigene to finance operations; the ability of the Company to get stockholder approval regarding an increase in capitalization to permit the conversion of the notes in full or the timing of any such stockholder approval; potential breaches by the Company under the terms of the Forbearance Agreement and First Amendment to Amended and Restated Financing Agreement; and the Company's ability to successfully build a robust portfolio of proprietary partnerships based on its Peptelligence™ platform or otherwise.  These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies and our ability to enter into favorable new agreements with such companies, our ability to cut expenses and maintain efficiencies, our ability to enter into new financing arrangements,  the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

For Investors & Media:
Joshua Drumm, Ph.D. / Jason Rando
Tiberend Strategic Advisors, Inc.
(212) 827-0020
jdrumm@tiberend.com
jrando@tiberend.com

Source:  Unigene Laboratories, Inc.

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